July 30, 2008

Securities and Exchange Commission
Station Place
100 F St., NE
Washington, D.C. 20549

Re: China Mobile Media Technology Inc.
Commission File No. 000-33483

We served as the principal accountants for China Mobile Media Technology Inc. (the “Company”) for the year ended December 31, 2007 and for the period since then until we were resigned as the principal accountants of the Company on May 28, 2008. We have read the Company’s statements included under item 4.01 of its Form 8-K dated July 30, 2008, which is to be filed with the Securities and Exchange Commission, and we agree with such statements as they pertain to our Firm.

Very truly yours,

Weinberg & Company, P.A.
Certified Public Accountants

Boca Raton, Florida
July 30, 2008